Exhibit 99.1

BGC Partners Reports First Quarter 2019 Financial Results

Declares Quarterly Dividend of 14 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – May 7, 2019 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended March 31, 2019.

Select Results Compared to the Year-Earlier Period1

BGC’s consolidated results reflect the continuing operations of BGC and exclude the results of its former subsidiary Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”), as all the shares of Newmark held by the Company were spun off (the “Spin-Off” or “Distribution”) to stockholders of BGC on November 30, 2018.2

Highlights of Results from Continuing Operations (USD millions)	1Q19	1Q18	Change
Revenues	$544.8	$524.8	3.8%
GAAP income (loss) from operations before income taxes	117.1	94.2	24.3%
GAAP net income (loss) for fully diluted shares	90.8	64.8	40.1%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	106.2	122.1	(13.1)%
Post-tax Adjusted Earnings	93.5	107.0	(12.6)%
Adjusted EBITDA	160.4	158.0	1.5%

Per Share Results from Continuing Operations	1Q19	1Q18	Change
GAAP net income (loss) per fully diluted share	$0.18	$0.14	28.6%
Post-tax Adjusted Earnings per share	$0.18	$0.22	(18.2)%

Management Comments

“Our revenues once again improved year-on-year and were up by 4 percent, despite challenging market conditions for many of our clients, lower industry volumes and volatility, and the $14 million foreign exchange headwind to our top-line related to the strengthening U.S. dollar”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “I am pleased to announce that our board declared a 14 cent qualified dividend for the first quarter. At yesterday’s closing stock price, this translates into a 10.1 percent annualized yield. As we continue to invest in growing our fully electronic Fenics business,3 hire profitably, and make accretive acquisitions, we expect to deliver strong returns to our shareholders over time.”

Shaun D. Lynn, President of BGC, said: “Fenics brokerage revenues increased by 10 percent year-on-year while revenues from our high margin data, software, and post-trade business were up by 19 percent. Overall Fenics net revenues improved by 12 percent and once again increased as a percentage of BGC’s top-line. We expect Fenics to drive the revenue and earnings of the Company as we further invest in excess of $150 million in our platform, convert our voice and hybrid (electronically processed) business to more profitable fully electronic trading, and continue to roll out new products and services.4

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations”,  “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings from Continuing Operations”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations”, and “Liquidity Analysis from Continuing Operations”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

[2]	See section titled “Discussion of Financial Results” in this document for information regarding the Spin-Off and BGC’s continuing operations.
[3]

For the purposes of this document, all of the Company’s fully electronic businesses may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

[4]	The technology investment figure is based on BGC’s average annual total technology-related expenses and fixed asset purchases over the two years ended December 31, 2018, excluding Newmark.

“BGC’s revenue growth included a 16 percent increase in our energy and commodities business, led by the recently completed acquisitions of Poten and Ginga Petroleum, partially offset by the sale of CSC Commodities. During the quarter, we also closed the acquisition of Ed Broking.5 Ed is now part of BGC's growing insurance brokerage business. Although Ed was not profitable upon acquisition, we expect Ed to be accretive to earnings per share in the first quarter of 2020.”

Dividend Information

On May 6, 2019, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.14 per share payable on June 10, 2019 to Class A and Class B common stockholders of record as of May 24, 2019. The ex-dividend date will be May 23, 2019.

Discussion of Financial Results

The Spin-Off included the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018. Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC and will not match the results and tables in the Company’s press release for the first quarter of 2018 dated May 3, 2018. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the Spin-Off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

Unless otherwise stated, all results provided in this document compare the first quarter of 2019 with the year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced new non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings for GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

BGC’s “other income” for both GAAP and Adjusted Earnings in the first quarter of 2018 benefited from gains primarily related to Nasdaq shares that were $8.4 million higher than in the current year period. BGC transferred the right to receive the remainder of the Nasdaq earn-out payments to Newmark during the third quarter of 2017. In the first quarters of 2019 and 2018, BGC’s GAAP “other income” included certain non-operating gains of $40.4 million and $20.6 million, respectively, which were excluded when calculating pre-tax Adjusted Earnings.6 The Company’s results were also impacted by the mix of revenues by services and geography.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing BGC’s

[5]

See press releases titled “BGC Partners Completes Acquisition of Ed Broking Group Limited” dated February 1, 2019, “BGC Partners Acquires Poten & Partners, a Leading Ship Brokerage and Consulting Company” dated November 16, 2018, and “BGC Partners, Inc. GFI subsidiary expands Asia footprint with acquisition of energy broker Ginga Petroleum” dated March 12, 2019. BGC stopped consolidating the results of CSC Commodities UK Limited after January 4, 2019, and closed its sale on January 18, 2019.

[6]

For more information, see footnotes to the “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations” table later in this document.

financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Results from Continuing Operations

Overall industry volumes tend to be seasonally strongest in the first calendar quarter of the year, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

Details of Results from Continuing Operations (USD millions)	1Q19	1Q18	Change
Rates revenues	$163.8	$160.8	1.9%
Equities, insurance, and other asset classes revenues	101.0	97.8	3.3%
Foreign exchange revenues	93.4	99.1	(5.7)%
Credit revenues	85.7	82.1	4.5%
Energy and commodities revenues	69.9	60.1	16.2%
Total brokerage revenues	513.8	499.8	2.8%
Data, software, and post-trade revenues, net of inter-company eliminations	17.9	15.1	18.6%
Interest, fees from related parties, and other revenues	13.1	9.9	32.2%
Total revenues	544.8	524.8	3.8%

First quarter 2019 revenues would have been at least $14 million higher, but for the strengthening of the U.S. dollar. This currency headwind was approximately $6 million higher than what the Company had previously guided. Industry-wide equity related volumes were generally lower year-over-year in the first quarter. This decline in activity was offset by the Company’s acquisition of Ed. The increase in energy and commodities revenues from BGC’s acquisitions of Poten and Ginga Petroleum was partially offset by the previously disclosed sale of CSC Commodities.

Fenics Results in Continuing Operations (USD millions)	1Q19	1Q18	Change
Total fully electronic brokerage revenues	$58.8	$53.3	10.4%
Data, software, and post-trade revenues	17.9	15.1	18.6%
Fenics net revenues	76.7	68.4	12.2%
Data, software, and post-trade revenues (inter-company)	16.7	17.6	(4.9)%
Total Fenics revenues	93.4	85.9	8.7%

In the table above, revenues for Fenics are broken out from the Results from Continuing Operations. Revenues from inter-company data, software, and post-trade are eliminated upon consolidation.

Consolidated Expenses from Continuing Operations7

Consolidated Expenses from Continuing Operations (USD millions)	1Q19	1Q18	Change
Compensation and employee benefits under GAAP	$288.0	$277.8	3.7%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	12.1	39.4	(69.2)%
Non-compensation expenses under GAAP	169.6	147.4	15.1%
Total expenses under GAAP	469.7	464.6	1.1%

Compensation and employee benefits for Adjusted Earnings	287.3	276.5	3.9%
Non-compensation expenses for Adjusted Earnings	153.8	137.8	11.6%
Total expenses for Adjusted Earnings	441.1	414.3	6.5%

The increase in the Company’s expenses from the year ago period was primarily driven by interest expense on the $450 million 5.375% Senior Notes due 2023, interest expense related to the $250 million borrowings

[7]

The line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” is referred to as “equity-based compensation” for purposes of defining the Company’s non-GAAP results. For the first quarters of 2019 and 2018, GAAP equity-based charges included $4.5 million and $3.8 million, respectively, in allocation of net income to limited partnership units and FPUs, which represents certain BGC employees’ pro-rata portion of net income. For the first quarters of 2019 and 2018, GAAP expenses also included $7.6 million and $35.6 million, respectively, in other equity-based compensation. Please see “Adjusted Earnings Defined” for more information on these aforementioned GAAP charges.

on BGC’s credit facility, as well as the impact of higher variable compensation and of recent acquisitions and hires. Expenses under GAAP also included rents incurred for the build-out phase of the Company’s new UK-based headquarters.

Taxes and Noncontrolling Interest from Continuing Operations

Taxes and Noncontrolling Interest from Continuing Operations (USD millions)	1Q19	1Q18	Change
GAAP provision for income taxes	$29.9	$21.6	38.7%
Provision for income taxes for Adjusted Earnings	12.0	13.1	(8.0)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	25.3	28.7	(11.7)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.7	2.1	(67.5)%

BGC’s continuing operations tax rate for the first quarter of 2019 for Adjusted Earnings was 11.3 percent, which was consistent with the Company’s previously provided full year 2019 outlook of between 11 percent and 12 percent.

As a reminder, following the Spin-Off of Newmark, noncontrolling interest under Adjusted Earnings no longer reflects the allocation of income to the pro-rata ownership of certain shares and/or units of BGC. As such, BGC’s noncontrolling interest is expected to decline from the first quarter of 2019 onward.

Consolidated Share Count from Continuing Operations8

Consolidated Share Count from Continuing Operations (USD millions)	1Q19	1Q18	Change	4Q18
Fully diluted weighted-average share count under GAAP	516.1	478.9	7.8%	331.4
Fully diluted weighted-average share count for Adjusted Earnings	516.1	478.9	7.8%	498.5
Fully diluted spot share count under GAAP and Adjusted Earnings	516.1	482.0	7.1%	518.8

BGC’s fully diluted spot share count for both GAAP and Adjusted Earnings at the end of the first quarter of 2019 was 2.7 million shares lower compared to the end of the fourth quarter of 2018. BGC has begun to take a number of steps to reduce share issuance, including using a greater percentage of cash with respect to acquisitions, employee compensation, and new hires. The Company anticipates these steps having no impact on its ability to attract and retain industry-leading talent or to make accretive acquisitions. BGC expects its year-end fully diluted spot share count to grow by between 3 percent and 4 percent year-over-year in 2019. The Company’s previous outlook for 2019 year-end fully diluted share count growth was between 5 percent and 6 percent year-over-year.9 The outlook for 2019 assumes no material acquisitions, buybacks, or meaningful changes to the Company’s stock price.10 The weighted average count for GAAP and Adjusted Earnings increased year-on-year due in part to the sale of 19.4 million BGC Class A common shares from December 19, 2017, through March 6, 2018 for net proceeds of $270.9 million. $242.0 million of these proceeds were used to purchase 16.6 million newly issued exchangeable limited partnership units of Newmark during the first quarter of 2018, which Newmark used to repay long-term debt.11 The repayment of pre-existing debt owed to or guaranteed by BGC was part of the requirements for a tax free spin-off of Newmark. Due to the change in corporate structure with respect to the Spin-Off of Newmark, BGC’s noncontrolling interest in subsidiaries declined and its fully-diluted share count increased for all subsequent periods, with no impact on earnings or earnings per share.

[8]

The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods; “spot” is used interchangeably with the end-of-period share count.

[9]

For more information, see the February 14, 2019 press release titled “BGC Partners Reports Fourth Quarter and Full Year 2018 Financial Results” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

[10]	BGC’s closing price was $5.57 on May 3, 2019. BGC’s year to date volume-weighted average price (“VWAP”) was $5.82 from January 2, 2019 through May 3, 2019. Its VWAP was $7.56 for the full year 2018.
[11]

For more information, see the March 7, 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 million Unsecured Senior Term Loan” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$331.7	$336.5
Liquidity	392.4	410.9
Notes payable and other borrowings	1,008.2	763.5
Book value per share	2.31	2.28
Total capital	903.8	887.9

The quarter-end balance sheet figures reflect the Company drawing down $250 million from its $350 million revolving credit facility to finance acquisitions and for general corporate purposes; cash paid with respect to annual employee bonuses; ordinary movements in working capital; and the Company continuing to invest in new revenue-generating hires.

Outlook

*	BGC anticipates second quarter 2019 revenues of between $515 million and $555 million, compared with $491 million a year earlier.
*

BGC expects Adjusted Earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $89 million and $105 million for the three months ended June 30, 2019, compared with $101.5 million in the prior-year period.

*	BGC anticipates its Adjusted Earnings tax rate to be in the range of approximately 11 percent and 12 percent for the full year 2019.
*	BGC expects its year-end fully diluted share count to grow by between 3 percent and 4 percent year-over-year in 2019.
*	The Company’s outlook assumes no material acquisitions, investments, or share repurchases.

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated Adjusted Earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

[12]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements if any, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

LIVE CALL:

Date - Start Time: 5/7/2019 at 10:00 a.m. ET

U.S. Dial In: 1-844-309-0609

International Dial In: 1-574-990-9937

Passcode: 849-7718

REPLAY:

Available From – To: 5/7/2019 1:00 p.m. ET – 5/14/2019 1:00 p.m. ET

U.S. Dial In: 1-855-859-2056

International Dial In: 1-404-537-3406

Passcode: 849-7718

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Differences between Non-GAAP and GAAP Consolidated Results

As was previously disclosed, the Company has simplified and clarified its presentation of Adjusted Earnings and Adjusted EBITDA. BGC now excludes GAAP charges related to equity-based compensation for Adjusted Earnings rather than expenses with respect to grants of exchangeability and issuance of common stock. In addition, the Company no longer excludes GAAP charges with respect to employee loan amortization and reserves on employee loans when calculating Adjusted EBITDA. BGC has recast its historical non-GAAP financial results for 2018 and 2017 consistent with this new presentation on its investor relations website at http://ir.bgcpartners.com. Furthermore, in order to be more consistent with how other companies present non-GAAP results, the Company has moved the narrative describing the differences between results under Adjusted Earnings and GAAP to the footnotes following the table found later in this document and titled “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations”.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity.” These terms are defined later in this document. All non-GAAP results discussed herein are comparable to and reconciled with the most directly comparable GAAP figures from BGC’s continuing operations.

Equity-based Compensation and Allocations of Net Income to Limited Partnership Units and FPUs

BGC has changed the GAAP line item formerly known as “Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock” to “Equity-based compensation and allocations of net income to limited partnership units and FPUs” in the Company’s condensed consolidated statements of operations. The change resulted in the reclassification of amortization charges related to equity-based awards such as REUs and RSUs from GAAP “Compensation and employee benefits” to “Equity-based compensation and allocations of net income to limited partnership units and FPUs”. This change in presentation had no impact on the Company’s GAAP “Total compensation and employee benefits” nor GAAP “Total expenses”. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. BGC had formerly excluded all charges related to the previous line item “Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock”.

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share.

Other Items with Respect to Non-GAAP Results

In addition, Adjusted Earnings calculations exclude certain unusual, one-time, non-ordinary or non-recurring items, if any, as well as certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. The Company views excluding such items as a better reflection of the ongoing operations of the Company.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “income (loss) from operations before income taxes” and “net income (loss) from operations per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

BGC defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes, excluding items such as:

*	Non-cash earnings or losses related to the Company’s investments under the equity method
*	Non-cash GAAP asset impairment charges, if any;
*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Unusual, one-time, non-ordinary, or non-recurring items; and
*	Equity-based compensation.

The amount of charges relating to equity-based compensation the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings”.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Post-Tax Adjusted Earnings per Share

BGC’s Post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Provision (benefit) for income taxes;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Net income (loss) attributable to noncontrolling interest;
*	Equity-based compensation;
*	Non-cash earnings or losses related to the Company’s investments under the equity method.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which BGC’s non-GAAP results are reconciled to those under GAAP.

Outlook for Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;
*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Other Items of Note

“Cash segregated under regulatory requirements” increased mainly due to the acquisition of Ed Broking Group.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $190.2 million and $204.9 million in Total Assets and Total Liabilities, respectively, as of March 31, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “New Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC’s offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Statements set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Statements contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Ujjal Basu Roy or Jason McGruder
+1 212-610-2426

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$331,668	$336,535
Cash segregated under regulatory requirements	196,448	80,243
Securities owned	60,146	58,408
Marketable securities	29,989	32,064
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,007,606	941,866
Accrued commissions and other receivables, net	596,126	516,091
Loans, forgivable loans and other receivables from employees and partners, net	240,283	216,868
Fixed assets, net	169,599	157,169
Investments	36,708	35,403
Goodwill	560,181	504,646
Other intangible assets, net	319,101	298,779
Receivables from related parties	11,229	7,748
Other assets	485,792	246,937
Total assets	$5,044,876	$3,432,757

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$5,133	$5,162
Repurchase agreements	4,327	986
Securities loaned	25,068	15,140
Accrued compensation	196,318	195,234
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,805,004	769,833
Payables to related parties	38,132	40,155
Accounts payable, accrued and other liabilities	1,058,877	754,819
Notes payable and other borrowings	1,008,231	763,548
Total liabilities	4,141,090	2,544,877
Redeemable partnership interest	25,140	24,706
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 343,885 and 341,745 shares issued at March 31, 2019 and December 31, 2018, respectively; and 293,382 and 291,475 shares outstanding at
March 31, 2019 and December 31, 2018, respectively	3,439	3,417
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at March 31, 2019 and
December 31, 2018, respectively, convertible into Class A common stock	459	459
Additional paid-in capital	2,210,033	2,208,221
Treasury stock, at cost: 50,503 and 50,270 shares of Class A common stock at
March 31, 2019 and December 31, 2018, respectively	(315,210)	(314,240)
Retained deficit	(1,090,585)	(1,105,019)
Accumulated other comprehensive income (loss)	(23,553)	(24,465)
Total stockholders' equity	784,583	768,373
Noncontrolling interest in subsidiaries	94,063	94,801
Total equity	878,646	863,174
Total liabilities, redeemable partnership interest and equity	$5,044,876	$3,432,757

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Commissions	$429,520	$407,857
Principal transactions	84,230	91,918
Total brokerage revenues	513,750	499,775

Fees from related parties	5,795	6,299
Data, software and post-trade	17,910	15,099
Interest income	3,665	2,675
Other revenues	3,631	926
Total revenues	544,751	524,774

Expenses:
Compensation and employee benefits	288,000	277,847
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	12,141	39,389
Total compensation and employee benefits	300,141	317,236
Occupancy and equipment	46,002	37,147
Fees to related parties	2,927	4,051
Professional and consulting fees	20,005	17,908
Communications	30,411	31,399
Selling and promotion	18,402	16,225
Commissions and floor brokerage	14,618	13,915
Interest expense	13,198	9,368
Other expenses	24,015	17,338
Total non-compensation expenses	169,578	147,351
Total expenses	469,719	464,587

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	20,054	—
Gains (losses) on equity method investments	783	2,624
Other income (loss)	21,202	31,411
Total other income (losses), net	42,039	34,035

Income (loss) from operations before income taxes	117,071	94,222

Provision (benefit) for income taxes	29,897	21,550
Consolidated net income (loss) from continuing operations	87,174	72,672
Consolidated net income (loss) from discontinued operations, net of tax	—	24,759
Consolidated net income (loss)	$87,174	$97,431

Less: Net income (loss) from continuing operations attributable to
noncontrolling interest in subsidiaries	25,306	28,674
Less: Net income (loss) from discontinued operations attributable to
noncontrolling interest in subsidiaries	—	9,983

Net income (loss) available to common stockholders	$61,868	$58,774

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended March 31,
	2019	2018
Per share data:
Basic earnings (loss) per share from continuing operations
Net income (loss) from continuing operations available to common stockholders	$61,868	$43,998
Basic earnings (loss) per share from continuing operations	$0.18	$0.14
Basic weighted-average shares of common stock outstanding	338,403	307,728

Fully diluted earnings (loss) per share from continuing operations
Net income (loss) from continuing operations for fully diluted shares	$90,765	$64,771
Fully diluted earnings (loss) per share from continuing operations	$0.18	$0.14
Fully diluted weighted-average shares of common stock outstanding	516,066	478,935

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS AND GAAP FULLY DILUTED EPS FROM CONTINUING OPERATIONS TO POST-TAX ADJUSTED EPS FROM CONTINUING OPERATIONS

(in thousands, except per share data)

(unaudited)

	Q1 2019	Q1 2018
GAAP income (loss) before income taxes from continuing operations	$117,071	$94,222

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to
limited partnership units and FPUs (1)	12,141	39,389
Other compensation charges (2)	699	1,347
Total compensation adjustments	12,840	40,736

Non-compensation adjustments:
Amortization of intangibles (3)	7,237	7,216
Acquisition related costs	734	841
Rent expense (4)	2,567	—
Impairment charges	32	—
Other (5)	5,160	1,488
Total non-compensation adjustments	15,730	9,545

Other income (losses), net adjustments:
Gain on divestiture	(20,054)	—
Fair value adjustment of investments (6)	(20,376)	(20,578)
Other net (gains) losses (7)	983	(1,776)
Total other income (losses), net adjustments	(39,447)	(22,354)

Total pre-tax adjustments	(10,877)	27,927

Pre-tax adjusted earnings from continuing operations	$106,194	$122,149

GAAP net income (loss) from continuing operations available to common stockholders	$61,868	$43,998
Allocation of net income (loss) from continuing operations to
non-controlling interest in subsidiaries (8)	24,626	26,583
Total pre-tax adjustments (from above)	(10,877)	27,927
Income tax adjustment to reflect adjusted earnings taxes (9)	17,855	8,463
Post-tax adjusted earnings from continuing operations	$93,472	$106,971

Per Share Data

GAAP fully diluted earnings (loss) per share from continuing operations	$0.18	$0.14
Less: Allocations of net income (loss) from continuing operations to limited
partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	(0.01)	0.01
Total pre-tax adjustments (from above)	(0.02)	0.06
Income tax adjustment to reflect adjusted earnings taxes	0.03	0.02
Post-tax adjusted earnings per share from continuing operations	$0.18	$0.22
Fully diluted weighted-average shares of common stock outstanding	516,066	478,935
Dividends declared per share of common stock	$0.14	$0.18
Dividends declared and paid per share of common stock	$0.14	$0.18

Please see footnotes to this table on the next page.

(1) GAAP equity-based compensation charges in the first quarter of 2019 include $4.5 million of allocations of net income to limited partnership units and FPUs. Such charges represent certain BGC employees’ pro-rata portion of net income. In the first quarter of 2018, the comparable GAAP expense was $3.8 million. In the first quarters of 2019 and 2018, GAAP compensation charges included an additional $7.6 million and $35.6 million, respectively, in other charges relating to equity-based compensation.

(2) In the first quarters of 2019 and 2018, GAAP expenses included non-cash charges of $0.4 million and $1.3 million, respectively, related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI. GAAP expenses in the first quarter of 2019 also included acquisition-related compensation expenses of $0.3 million.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items.

(6) Includes non-cash gains of $20.4 million and $20.6 million, respectively, related to fair value adjustments of investments held by BGC in the first quarters of 2019 and 2018.

(7) For the first quarters of 2019 and 2018, includes non-cash gains of $0.8 million and $2.6 million, respectively, related to BGC's investments accounted for under the equity method. Also includes net losses of $1.8 million and $0.8 million for various other GAAP items for the first quarters of 2019 and 2018, respectively.

(8) Primarily represents Cantor's pro-rata portion of net income.

(9) BGC's GAAP provision for income taxes from 2016 forward is calculated based on annualized methodology. The Company's GAAP provision for income taxes was $29.9 million and $21.6 million for the first quarters of 2019 and 2018, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology, These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted $(17.9) million and ($8.5) million for the first quarters of 2019 and 2018, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $12.0 million and $13.1 million for the first quarters of 2019 and 2018, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q1 2019	Q1 2018

Common stock outstanding	338,403	307,728
Limited partnership units	111,184	104,892
Cantor units	52,363	51,815
Founding partner units	12,525	12,511
RSUs	179	604
Other	1,412	1,385
Fully diluted weighted-average share count for GAAP and Adjusted Earnings continuing operations	516,066	478,935

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$331,668	$336,535
Repurchase agreements	(4,327)	(986)
Securities owned	60,146	58,408
Marketable securities (1)	4,921	16,924
Total liquidity	$392,408	$410,881

(1) As of March 31, 2019 and December 31, 2018, $25.1 million and $15.1 million, respectively, of Marketable securities on our balance sheet were lent out in Securities loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q1 2019	Q1 2018
GAAP Net income (loss) from continuing operations available to common stockholders	$61,868	$43,998
Add back:
Provision (benefit) for income taxes	29,897	21,550
Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries (1)	25,306	28,674
Interest expense	13,198	9,368
Fixed asset depreciation and intangible asset amortization	18,464	17,686
Impairment of long-lived assets	357	—
Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	12,141	39,390
(Gains) losses on equity method investments (3)	(783)	(2,625)
Adjusted EBITDA from continuing operations	$160,448	$158,041

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation.

(3) Non-cash gains related to BGC's investments accounted for under the equity method.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	1Q18	4Q18	1Q19	Q1'19 vs. Q1'18	Q1'19 vs. Q4'18
Notional Volume (in $US billions)
Fully Electronic Rates	2,690	2,745	3,791	40.9%	38.1%
Fully Electronic FX	2,779	2,608	2,416	(13.1%)	(7.4%)
Fully Electronic Credit	597	383	493	(17.4%)	28.8%
Fully Electronic Equities & Other	1	3	3	135.1%	32.7%
Total Fully Electronic Volume	6,067	5,738	6,703	10.5%	16.8%

HYBRID/ELECTRONICALLY PROCESSED
Total Hybrid/Electronically Processed Volume	74,365	89,435	68,826	(7.4%)	(23.0%)
Total Hybrid/Electronically Processed & Fully Electronic Volume	80,432	95,173	75,529	(6.1%)	(20.6%)

Transaction Count
Fully Electronic Rates	119,575	219,247	249,216	108.4%	13.7%
Fully Electronic FX	2,519,770	2,627,112	2,484,115	(1.4%)	(5.4%)
Fully Electronic Credit	80,284	62,298	74,900	(6.7%)	20.2%
Fully Electronic Equities & Other	620	1,020	1,941	213.1%	90.3%
Total Fully Electronic Transactions	2,720,250	2,909,677	2,810,172	3.3%	(3.4%)

HYBRID/ELECTRONICALLY PROCESSED
Total Hybrid/Electronically Processed Transactions	1,306,912	1,190,929	1,265,463	(3.2%)	6.3%
Total Hybrid/Electronically Processed and Fully Electronic Transactions	4,027,162	4,100,606	4,075,635	1.2%	(0.6%)

Trading Days	62	64	61

Note:  “Hybrid/Electronically Processed” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.